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                                                                    EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Alloy, Inc.:

We consent to the incorporation by reference in the registration statements (333-109788, 333-106382, 333-48372, 333-90681) on Form S-8 of Alloy, Inc. of our
report dated May 14, 2004 with respect to the consolidated balance sheet of Alloy, Inc. as of January 31, 2004, and the related consolidated statements of operations and comprehensive (loss) income, consolidated statements of changes in shareholders' (deficit) equity, and cash flows for each of the years in the two-year period ended January 31, 2004 and the related 2003 and 2002 consolidated financial statement schedule, which report appears in the January 31, 2005 annual report on Form 10-K of Alloy, Inc.


/s/ KPMG LLP



New York, New York
April 15, 2005